AMENDMENT TO CHANGE OF CONTROL/SEVERANCE AGREEMENT
This Amendment (“Amendment”) is entered into effective August 27, 2017, by and between Simon Harford (hereinafter referred to as “Executive”), and PAREXEL International Corporation, Massachusetts corporation (hereinafter referred to as the “Company”).
WHEREAS, the Company and Executive entered into a Change of Control/Severance Agreement dated May 1, 2017 (the “Change in Control/Severance Agreement”); and
WHEREAS, the Company and Executive wish to amend certain provisions of the Change in Control/Severance Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Section 1 of the Change in Control/Severance Agreement is hereby deleted in its entirety and replaced with the following:

“1. Termination without Cause. In the event the Company terminates the Executive’s employment with the Company without Cause (as such term is defined in Section 5(c) below), the Company shall pay to the Executive (a) a single lump sum amount (net of any required withholding) equal to one and a half times the sum of twelve (12) months of monthly base salary (at the highest monthly base salary rate in effect for the Executive in the twelve month period prior to the termination of his employment)(“Base Salary”), (b) a single lump sum amount (net of any required withholding) equal to the pro rata share of the bonus that would otherwise have been payable to the Executive pursuant to the Company’s Management Incentive Plan (the Management Incentive Plan, as amended, or any successor bonus plan thereto, the “MIP”) during the fiscal year in which the termination occurs had his employment not been terminated by the Company, based on bonus arrangements in effect immediately prior to the termination of his employment, such pro rata share to be calculated from the beginning of the fiscal year in which the termination occurs through the date of termination (which, subject to Section 5(h) below, shall be paid within ten business days after the payment of bonuses, if any, to the Company’s executive officers pursuant to the MIP for the year in which the termination occurred); provided, however, that such pro rata bonus shall only be payable to the extent of, and in accordance with, (i) the Company’s determination that the Company’s and the Executive’s MIP performance goals have been satisfied, and (ii) the Company’s determination to pay bonuses to its executive officers, for the fiscal year in which the termination occurs, and (c) notwithstanding anything to the contrary set forth in the offer letter between the Executive and the Company dated February 22, 2017 (the “Offer Letter”), a lump sum amount equal to the second installment of the Executive’s sign-on bonus (net of any required withholding) to the extent unpaid as of the termination date (the “Sign-On Bonus”);”

2.	Section 2(a)(1) of the Change in Control/Severance Agreement is hereby deleted in its entirety and replaced with the following:

“(1) the Company shall pay to the Executive (i) a lump sum amount (net of any required withholding) equal to one and a half times the sum of (a) twelve (12) months of Base Salary, plus (b) the target bonus that could have been payable to the Executive (assuming continued employment) during the fiscal year in which the termination of employment occurs based on bonus arrangements in effect immediately prior to the termination of his employment and (ii) notwithstanding anything to the contrary set forth in the Offer Letter, a lump sum amount equal to the Sign-On Bonus; and”

3.	Section 3(a)(1) of the Change in Control/Severance Agreement is hereby deleted in its entirety and replaced with the following:

“(1) the Company shall pay to the Executive (i) a lump sum amount (net of any required
Withholding) equal to one and a half times the sum of (a) twelve (12) months of Base Salary, plus (b) the target bonus that could have been payable to such Executive (assuming continued employment) during the fiscal year in which the termination of employment occurs based on bonus arrangements in effect immediately prior to the termination of his employment and (ii) notwithstanding anything to the contrary set forth in the Offer Letter, a lump sum amount equal to the Sign-On Bonus (all payments under Sections 1, 2(a)(1) and this Section 3(a) being referred to collectively, as the “Severance Payments”); and”

4.
Except as so amended, the Change in Control/Severance Agreement is in all other respects hereby confirmed and defined terms used but not defined herein shall have the meanings set forth in the Change in Control/Severance Agreement.

5.
This Amendment may be signed and delivered in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document. The execution and delivery of this Amendment may be evidenced by a facsimile or electronically.

[Signature Page Follows]

[Signature Page to the Amendment to the Change in Control/Severance Agreement]
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

PAREXEL International Corporation

By: /s/ Josef H. von Rickenbach
Name: Josef H. von Rickenbach
Title: Chairman & CEO

EXECUTIVE
/s/ Simon Harford
Simon Harford